MIDWAY SECURES FINANCING FOR PAN MINE

AND PROVIDES UPDATE OF OPERATIONS

DENVER, CO – April 20, 2015 – Midway Gold Corp. announces that a subordinated debt financing in the amount of US$10.5 million has been closed with Hale Capital Partners (“Hale”). The financing will provide working capital during ramp up of gold production at Pan Mine in Nevada.

Bill Zisch, President and CEO of Midway stated, “We are appreciative of the financial support that has been provided by a key investor, Hale Capital. With this support we will continue to work diligently to complete commissioning of the Pan Mine.”

SUBORDINATED LOAN FACILITY

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On April 17, 2015 we closed a subordinated loan facility with Hale for US$10.5 million with a maturity date of September 30, 2017 that can be used for general corporate purposes.  An initial draw of US$3.85 million was made at closing.

•	An independent committee of the Board of Directors negotiated and approved the terms of the loan.
•	The loan includes a 2% origination fee and bears interest at 13.5% per annum.
•	The undrawn commitment is subject to a commitment fee of 5% per annum through the loan availability period of September 30, 2015.
•	There are customary conditions precedent and post-closing obligations that must be met in order to make future loan draws.
•	Documentation regarding the facility will be filed on SEDAR and EDGAR.

OPERATIONS UPDATE

We recently completed a 35-hole, (13,000 foot), in-fill, reverse-circulation drill campaign to improve near term modeling and planning of expected grades. As reported previously, an independent engineering firm is engaged in a resource modeling review of the entire Pan resource. We expect results of this study to be complete within a couple of weeks.

April 20, 2015

Since our initial gold pour, we have produced about 2,300 ounces of gold and continue to ramp up our production. Test results of material that has been loaded on the heap leach pad tend to reinforce our initial lab test work. However, the permeability of some of our initial cells have been lower than planned so we are continuing to evolve our pad blending practices to improve leach characteristics.

Bill Zisch stated, “We will report on our resource modeling to address some of the uncertainty associated with our grade variances when that exercise is complete. As we progress through a typical start-up of operations, we will continue to improve efficiencies and maximize value of the Pan Mine.”

About Midway Gold Corp.

Midway Gold Corp. is a Denver-based precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while seeking returns for shareholders. Our three core projects are located in Nevada and include the newly producing Pan Mine, the Gold Rock project in federal permitting, and Spring Valley currently in pre-feasibility and joint-ventured with Barrick Exploration Inc.

The scientific and technical information in this news release has been reviewed and approved for Midway Gold Corp. by Eric LeLacheur, Nevada District Geologist, and “Qualified Person” as defined under NI 43-101.

Midway Gold Corp.

Jaime Wells, 720-979-0900

Investor Relations

April 20, 2015

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended financing plans, ability to draw on the subordinated debt, expected operational results, status of ramping up operations, statements regarding commissioning of the Pan Project, ability to respond to operating challenges on the Pan Project, expected completion of modeling studies, outcomes of test results, anticipated gold recoveries, resolution of or responses to pad permeability and other statements, estimates or expectations. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate”, “target” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. There can be no assurances that the conditions precedent to make future draws on the subordinated loan will be met or we will draw on the loan even if we complete the conditions precedent. There also can be no assurance that we will be successful in amending the senior credit facility. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, potential delay of material deliveries, ability to meet debt covenants and obligations, risks related to fluctuations in gold prices; uncertainties related to raising financing in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates and production may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward looking statements.